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                                                                      Exhibit 11
                   SCIENTIFIC-ATLANTA, INC., AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   EXHIBIT 11
                                  (UNAUDITED)




                                                                   Three Months Ended                 Six Months Ended
                                                               ----------------------------     ----------------------------
                                                                December 30,   December 31,     December 30,    December 31,
                                                                    1994           1993             1994            1993
                                                                ------------   ------------     ------------    ------------
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING                                        76,019         74,848           75,800           74,698
  Add - Additional shares of common stock assumed
  issued upon exercise of options using the "treasury stock"
  method as it applies to the computation of primary
  earnings per share                                                2,212          2,348            2,123            2,467
                                                                  -------        -------          -------          -------

NUMBER OF COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING                                    78,231         77,196           77,923           77,165
  Add - Additional shares of common stock assumed
  issued upon exercise of options using the "treasury
  stock" method as it applies to the computation of
  fully diluted earnings per share                                     20             --              109               61
                                                                  -------        -------          -------          -------

NUMBER OF SHARES OUTSTANDING
  ASSUMING FULL DILUTION                                           78,251         77,196           78,032           77,226
                                                                  =======        =======          =======          =======

NET EARNINGS (LOSS) FOR PRIMARY
  AND FULLY DILUTED COMPUTATION                                   $15,013        $(4,581)         $27,122          $ 2,569
                                                                  =======        =======          =======          =======

EARNINGS (LOSS) PER COMMON SHARE
  AND COMMON EQUIVALENT SHARE
  PRIMARY                                                         $  0.19        $ (0.06)         $  0.35          $  0.03
                                                                  =======        =======          =======          =======
  FULLY DILUTED                                                   $  0.19        $ (0.06)         $  0.35          $  0.03
                                                                  =======        =======          =======          =======


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